Exhibit 10.26

AMENDMENT
TO THE SECURITY PLAN FOR SENIOR MANAGEMENT EMPLOYEES II
OF IDAHO POWER COMPANY

The Security Management Plan for Senior Management Employees II of Idaho Power Company, as amended and restated effective November 30, 2011, is further amended as set forth below. This amendment shall be effective December 31, 2013.

Section 6.1, Disability, is amended to read as follows:

“During a period of Disability, a Participant will continue to accrue Years of Participation, and Compensation shall be credited to a Participant who is receiving Disability benefits at the full-time equivalent rate of pay that was being earned immediately prior to becoming disabled. However, no Years of Participation shall be accrued and no Compensation shall be credited during a period of Disability which begins on or after January 1, 2014.”

IN WITNESS WHEREOF, this Amendment is executed this 16th day of January, 2014.

IDAHO POWER COMPANY
COMPENSATION COMMITTEE

By: /s/ Christine King
Christine King
Its: Chair